ENERGY TRANSFER PARTNERS
REPORTS THIRD QUARTER RESULTS
Dallas – November 9, 2016 – Energy Transfer Partners, L.P. (NYSE: ETP) (“ETP” or the “Partnership”) today reported its financial results for the quarter ended September 30, 2016. Net income for the three months ended September 30, 2016 was $138 million, a decrease of $255 million compared to the three months ended September 30, 2015, primarily due to a $308 million non-cash impairment of the Partnership’s investment in the Midcontinent Express Pipeline. Adjusted EBITDA for ETP for the three months ended September 30, 2016 totaled $1.39 billion, a decrease of $110 million compared to the three months ended September 30, 2015, primarily due to lower earnings from the Partnership’s unconsolidated affiliates, including the impact from the Partnership’s contribution of certain assets to Sunoco LP in March 2016. Distributable Cash Flow attributable to the partners of ETP, as adjusted, for the three months ended September 30, 2016 totaled $720 million, a decrease of $14 million compared to the three months ended September 30, 2015, primarily due to a decrease in distributable cash flow from unconsolidated affiliates, which was largely offset by an increase in distributions received from Sunoco Logistics Partners L.P. (“Sunoco Logistics”) and a decrease in current income tax expense.
In October 2016, ETP announced a quarterly distribution of $1.055 per unit ($4.22 annualized) on ETP Common Units for the quarter ended September 30, 2016.
ETP’s other recent key accomplishments include the following:

•	On November 1, 2016, ETP acquired certain interests in PennTex Midstream Partners, LP (“PennTex”) from various parties for total consideration of approximately $640 million in ETP units and cash.

•	As of September 30, 2016, ETP’s $3.75 billion credit facility had $1.58 billion of outstanding borrowings and its leverage ratio, as defined by the credit agreement, was 4.26x.
An analysis of ETP’s segment results and other supplementary data is provided after the financial tables shown below. ETP has scheduled a conference call for 8:00 a.m. Central Time, Thursday, November 10, 2016 to discuss the third quarter 2016 results. The conference call will be broadcast live via an internet webcast, which can be accessed through www.energytransfer.com and will also be available for replay on ETP’s website for a limited time.
Energy Transfer Partners, L.P. (NYSE: ETP) is a master limited partnership that owns and operates one of the largest and most diversified portfolios of energy assets in the United States. ETP’s subsidiaries include Panhandle Eastern Pipe Line Company, LP (the successor of Southern Union Company) and Lone Star NGL LLC, which owns and operates natural gas liquids storage, fractionation and transportation assets. In total, ETP currently owns and operates more than 62,500 miles of natural gas and natural gas liquids pipelines. ETP also owns the general partner, 100% of the incentive distribution rights, and approximately 67.1 million common units in Sunoco Logistics Partners L.P. (NYSE: SXL), which operates a geographically diverse portfolio of pipelines, terminalling and acquisition and marketing assets. ETP recently acquired the general partner, 100% of the incentive distribution rights, and an approximate 65% limited partnership interest in PennTex Midstream Partners, LP (Nasdaq: PTXP), which is a growth-oriented master limited partnership that provides natural gas gathering and processing and residue gas and natural gas liquids transportation services to producers in northern Louisiana. ETP’s general partner is owned by Energy Transfer Equity, L.P. For more information, visit the Energy Transfer Partners, L.P. website at www.energytransfer.com.
Energy Transfer Equity, L.P. (NYSE:ETE) is a master limited partnership that owns the general partner and 100% of the incentive distribution rights (IDRs) of Energy Transfer Partners, L.P. (NYSE:ETP) and Sunoco LP (NYSE:SUN). ETE also owns approximately 2.6 million ETP common units and approximately 81.0 million ETP Class H Units, which track 90% of the underlying economics of the general partner interest and IDRs of Sunoco Logistics Partners L.P. (NYSE:SXL). On a consolidated basis, ETE’s family of companies owns and operates approximately 71,000 miles of natural gas, natural gas liquids, refined products, and crude oil pipelines. For more information, visit the Energy Transfer Equity, L.P. website at www.energytransfer.com.
Sunoco Logistics Partners L.P. (NYSE: SXL) is a master limited partnership that owns and operates a logistics business consisting of a geographically diverse portfolio of complementary pipeline, terminalling and acquisition and marketing assets which are used to facilitate the purchase and sale of crude oil, natural gas liquids, and refined products. Sunoco Logistics’ general partner is a consolidated subsidiary of Energy Transfer Partners, L.P. (NYSE: ETP). For more information, visit the Sunoco Logistics Partners L.P. website at www.sunocologistics.com.

Forward-Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.energytransfer.com.
Contacts
Investor Relations:
Energy Transfer
Lyndsay Hannah or Brent Ratliff
214-981-0795 (office)
Media Relations:
Vicki Granado
Granado Communications Group
214-599-8785 (office)
214-498-9272 (cell)

ENERGY TRANSFER PARTNERS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(unaudited)

	September 30, 2016	December 31, 2015
ASSETS

Current assets	$5,481	$4,698

Property, plant and equipment, net	49,082	45,087

Advances to and investments in unconsolidated affiliates	4,648	5,003
Non-current derivative assets	11	—
Other non-current assets, net	581	536
Intangible assets, net	3,985	4,421
Goodwill	4,139	5,428
Total assets	$67,927	$65,173

LIABILITIES AND EQUITY

Current liabilities	$6,182	$4,121

Long-term debt, less current maturities	29,182	28,553
Long-term notes payable – related companies	83	233
Non-current derivative liabilities	160	137
Deferred income taxes	4,438	4,082
Other non-current liabilities	919	968

Commitments and contingencies
Series A Preferred Units	33	33
Redeemable noncontrolling interests	15	15

Equity:
Total partners’ capital	19,364	20,836
Noncontrolling interest	7,551	6,195
Total equity	26,915	27,031
Total liabilities and equity	$67,927	$65,173

ENERGY TRANSFER PARTNERS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
REVENUES	$5,531	$6,601	$15,301	$28,467
COSTS AND EXPENSES:
Cost of products sold	3,931	4,942	10,529	22,792
Operating expenses	388	518	1,110	1,763
Depreciation, depletion and amortization	503	471	1,469	1,451
Selling, general and administrative	71	94	226	389
Total costs and expenses	4,893	6,025	13,334	26,395
OPERATING INCOME	638	576	1,967	2,072
OTHER INCOME (EXPENSE):
Interest expense, net	(345)	(333)	(981)	(979)
Equity in earnings of unconsolidated affiliates	65	214	260	388
Impairment of investment in an unconsolidated affiliate	(308)	—	(308)	—
Losses on extinguishments of debt	—	(10)	—	(43)
Losses on interest rate derivatives	(28)	(64)	(179)	(14)
Other, net	52	32	96	56
INCOME BEFORE INCOME TAX EXPENSE (BENEFIT)	74	415	855	1,480
Income tax expense (benefit)	(64)	22	(131)	(20)
NET INCOME	138	393	986	1,500
Less: Net income (loss) attributable to noncontrolling interest	64	(24)	231	182
Less: Net loss attributable to predecessor	—	—	—	(34)
NET INCOME ATTRIBUTABLE TO PARTNERS	74	417	755	1,352
General Partner’s interest in net income	220	277	740	779
Class H Unitholder’s interest in net income	93	66	257	184
Class I Unitholder’s interest in net income	2	15	6	80
Common Unitholders’ interest in net income (loss)	$(241)	$59	$(248)	$309
NET INCOME (LOSS) PER COMMON UNIT:
Basic	$(0.49)	$0.11	$(0.54)	$0.70
Diluted	$(0.49)	$0.10	$(0.54)	$0.68
WEIGHTED AVERAGE NUMBER OF COMMON UNITS OUTSTANDING:
Basic	507.4	485.0	499.8	415.1
Diluted	507.4	487.3	499.8	417.7

SUPPLEMENTAL INFORMATION
(Dollars and units in millions, except per unit amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Reconciliation of net income to Adjusted EBITDA and Distributable Cash Flow (a):
Net income	$138	$393	$986	$1,500
Interest expense, net of interest capitalized	345	333	981	979
Income tax expense (benefit)	(64)	22	(131)	(20)
Depreciation, depletion and amortization	503	471	1,469	1,451
Non-cash compensation expense	22	16	60	59
Losses on interest rate derivatives	28	64	179	14
Unrealized (gains) losses on commodity risk management activities	15	(47)	96	72
Inventory valuation adjustments	(37)	134	(143)	(16)
Impairment of investment in an unconsolidated affiliate	308	—	308	—
Losses on extinguishments of debt	—	10	—	43
Equity in earnings of unconsolidated affiliates	(65)	(214)	(260)	(388)
Adjusted EBITDA related to unconsolidated affiliates	240	350	711	711
Other, net	(43)	(32)	(84)	(51)
Adjusted EBITDA (consolidated)	1,390	1,500	4,172	4,354
Adjusted EBITDA related to unconsolidated affiliates	(240)	(350)	(711)	(711)
Distributable cash flow from unconsolidated affiliates	124	228	384	517
Interest expense, net of interest capitalized	(345)	(333)	(981)	(979)
Amortization included in interest expense	(4)	(9)	(16)	(30)
Current income tax (expense) benefit	(11)	(79)	(23)	42
Maintenance capital expenditures	(97)	(124)	(234)	(308)
Other, net	7	4	13	11
Distributable Cash Flow (consolidated)	824	837	2,604	2,896
Distributable Cash Flow attributable to Sunoco Logistics (100%)	(240)	(212)	(696)	(634)
Distributions from Sunoco Logistics to ETP	136	107	393	295
Distributions from PennTex (b)	8	—	8	—
Distributable Cash Flow attributable to Sunoco LP (100%) (c)	—	—	—	(68)
Distributions from Sunoco LP to ETP (c)	—	—	—	24
Distributable cash flow attributable to noncontrolling interest in other consolidated subsidiaries	(10)	(5)	(26)	(15)
Distributable Cash Flow attributable to the partners of ETP	718	727	2,283	2,498
Transaction-related expenses	2	7	4	37
Distributable Cash Flow attributable to the partners of ETP, as adjusted	$720	$734	$2,287	$2,535

Distributions to the partners of ETP (d):
Limited Partners:
Common Units held by public	$554	$508	$1,607	$1,458
Common Units held by ETE	3	3	8	51
Class H Units held by ETE (e)	92	68	263	186
General Partner interests held by ETE	8	8	24	23
Incentive Distribution Rights (“IDRs”) held by ETE	346	320	1,012	937
IDR relinquishments net of Class I Unit distributions (f)	(127)	(28)	(271)	(83)
Total distributions to be paid to the partners of ETP	$876	$879	$2,643	$2,572
Common Units outstanding – end of period (d)	512.0	495.6	512.0	495.6
Distribution coverage ratio (g)	0.82x	0.84x	0.87x	0.99x

(a)
Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures used by industry analysts, investors, lenders, and rating agencies to assess the financial performance and the operating results of ETP’s fundamental business activities and should not be considered in isolation or as a substitute for net income, income from operations, cash flows from operating activities, or other GAAP measures.

There are material limitations to using measures such as Adjusted EBITDA and Distributable Cash Flow, including the difficulty associated with using either as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company’s net income or loss or cash flows. In addition, our calculations of Adjusted EBITDA and Distributable Cash Flow may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP, such as gross margin, operating income, net income, and cash flow from operating activities.
Definition of Adjusted EBITDA
ETP defines Adjusted EBITDA as total partnership earnings before interest, taxes, depreciation, depletion, amortization and other non-cash items, such as non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, non-cash impairment charges, losses on extinguishments of debt and other non-operating income or expense items. Unrealized gains and losses on commodity risk management activities include unrealized gains and losses on commodity derivatives and inventory fair value adjustments (excluding lower of cost or market adjustments). Adjusted EBITDA reflects amounts for less than wholly-owned subsidiaries based on 100% of the subsidiaries’ results of operations and for unconsolidated affiliates based on ETP’s proportionate ownership.
Adjusted EBITDA is used by management to determine our operating performance and, along with other financial and volumetric data, as internal measures for setting annual operating budgets, assessing financial performance of our numerous business locations, as a measure for evaluating targeted businesses for acquisition and as a measurement component of incentive compensation.
Definition of Distributable Cash Flow
ETP defines Distributable Cash Flow as net income, adjusted for certain non-cash items, less maintenance capital expenditures. Non-cash items include depreciation, depletion and amortization, non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, non-cash impairment charges, losses on extinguishments of debt and deferred income taxes. Unrealized gains and losses on commodity risk management activities includes unrealized gains and losses on commodity derivatives and inventory fair value adjustments (excluding lower of cost or market adjustments). For unconsolidated affiliates, Distributable Cash Flow reflects the Partnership’s proportionate share of the investee’s distributable cash flow.
Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash, and Distributable Cash Flow is calculated to evaluate our ability to fund distributions through cash generated by our operations.
On a consolidated basis, Distributable Cash Flow includes 100% of the Distributable Cash Flow of ETP’s consolidated subsidiaries. However, to the extent that noncontrolling interests exist among ETP’s subsidiaries, the Distributable Cash Flow generated by ETP’s subsidiaries may not be available to be distributed to the partners of ETP. In order to reflect the cash flows available for distributions to the partners of ETP, ETP has reported Distributable Cash Flow attributable to the partners of ETP, which is calculated by adjusting Distributable Cash Flow (consolidated), as follows:

•
For subsidiaries with publicly traded equity interests, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiary, and Distributable Cash Flow attributable to the partners of ETP includes distributions to be received by the parent company with respect to the periods presented.

•
For consolidated joint ventures or similar entities, where the noncontrolling interest is not publicly traded, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiary, but Distributable Cash Flow attributable to the partners of ETP is net of distributions to be paid by the subsidiary to the noncontrolling interests.

For Distributable Cash Flow attributable to the partners of ETP, as adjusted, certain transaction-related and non-recurring expenses that are included in net income are excluded.

(b)
Amount reflects distributions for the third quarter of 2016, to be paid by PennTex on November 14, 2016 with respect to ETP’s ownership interests of 6.3 million common units and 20 million subordinated units of PennTex acquired on November 1, 2016.

(c)	Amounts related to Sunoco LP reflect the periods through June 30, 2015, subsequent to which Sunoco LP was deconsolidated and is now reflected as an unconsolidated affiliate.

(d)
Distributions on ETP Common Units and the number of ETP Common Units outstanding at the end of the period, both as reflected above, exclude amounts related to ETP Common Units held by subsidiaries of ETP.

(e)	Distributions on the Class H Units for the three and nine months ended September 30, 2016 and 2015 were calculated as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
General partner distributions and incentive distributions from Sunoco Logistics	$102	$76	$292	$207
	90.05%	90.05%	90.05%	90.05%
Total Class H Unit distributions	$92	$68	$263	$186

(f)
IDR relinquishments for the three and nine months ended September 30, 2016 include the impact of $85 million and $160 million, respectively, of incentive distribution reductions beginning with respect to the second quarter 2016 distributions, as agreed to between ETE and ETP in July 2016. Additionally, the three and nine months ended September 30, 2016 include the impact of $8 million of incentive distribution reductions beginning with respect to the third quarter of 2016 distributions, as agreed to between ETE and ETP in November 2016 related to ETP’s acquisition of PennTex.

(g)
Distribution coverage ratio for a period is calculated as Distributable Cash Flow attributable to the partners of ETP, as adjusted, divided by net distributions expected to be paid to the partners of ETP in respect of such period.

SUMMARY ANALYSIS OF QUARTERLY RESULTS BY SEGMENT
(Tabular dollar amounts in millions)
(unaudited)
Our segment results were presented based on the measure of Segment Adjusted EBITDA. The tables below identify the components of Segment Adjusted EBITDA, which was calculated as follows:

•
Gross margin, operating expenses, and selling, general and administrative expenses. These amounts represent the amounts included in our consolidated financial statements that are attributable to each segment.

•
Unrealized gains or losses on commodity risk management activities and inventory valuation adjustments. These are the unrealized amounts that are included in cost of products sold to calculate gross margin. These amounts are not included in Segment Adjusted EBITDA; therefore, the unrealized losses are added back and the unrealized gains are subtracted to calculate the segment measure.

•
Non-cash compensation expense. These amounts represent the total non-cash compensation recorded in operating expenses and selling, general and administrative expenses. This expense is not included in Segment Adjusted EBITDA and therefore is added back to calculate the segment measure.

•
Adjusted EBITDA related to unconsolidated affiliates. These amounts represent our proportionate share of the Adjusted EBITDA of our unconsolidated affiliates. Amounts reflected are calculated consistently with our definition of Adjusted EBITDA.

	Three Months Ended September 30,
	2016	2015
Segment Adjusted EBITDA:
Midstream	$314	$315
Liquids transportation and services	240	195
Interstate transportation and storage	278	286
Intrastate transportation and storage	133	127
Investment in Sunoco Logistics	312	289
Retail marketing	83	195
All other	30	93
	$1,390	$1,500

Midstream

	Three Months Ended September 30,
	2016	2015
Gathered volumes (MMBtu/d)	9,675,003	10,384,106
NGLs produced (Bbls/d)	420,877	413,426
Equity NGLs (Bbls/d)	34,341	26,296
Revenues	$1,343	$1,379
Cost of products sold	867	915
Gross margin	476	464
Operating expenses, excluding non-cash compensation expense	(153)	(148)
Selling, general and administrative expenses, excluding non-cash compensation expense	(17)	(9)
Adjusted EBITDA related to unconsolidated affiliates	7	6
Other	1	2
Segment Adjusted EBITDA	$314	$315
Gathered volumes decreased primarily due to declines in the South Texas, North Texas, and Mid-Continent/Panhandle regions. NGL production increased due to increased gathering and processing capacities in the Permian and Cotton Valley regions, partially offset by declines in the South Texas, North Texas, and Mid-Continent/Panhandle regions.
Segment Adjusted EBITDA for the midstream segment reflected an increase in gross margin as follows:

	Three Months Ended September 30,
	2016	2015
Gathering and processing fee-based revenues	$393	$418
Non fee-based contracts and processing	83	46
Total gross margin	$476	$464
For the three months ended September 30, 2016 compared to the same period last year, Segment Adjusted EBITDA related to our midstream segment decreased due to the net effects of the following:

•
an increase of $27 million in non-fee based margin due to volume increases in the Permian region, partially offset by volume declines in the South Texas, North Texas, and Mid-Continent/Panhandle regions; and

•	an increase of $10 million in non-fee based margins due to higher crude oil and NGL prices; offset by

•
a decrease of $25 million in fee-based margin due to volume declines in the South Texas, North Texas, and Mid-Continent/Panhandle regions, partially offset by increased gathering and processing volumes in the Permian and Cotton Valley regions; and

•
an increase in general and administrative expenses of $8 million primarily due to an increase of $3 million in insurance allocation from corporate, a decrease of $3 million in capitalized overhead, and an increase of $2 million in legal expenses.

Liquids Transportation and Services

	Three Months Ended September 30,
	2016	2015
Liquids transportation volumes (Bbls/d)	647,018	509,894
NGL fractionation volumes (Bbls/d)	338,237	228,695
Revenues	$1,207	$858
Cost of products sold	927	615
Gross margin	280	243
Unrealized (gains) losses on commodity risk management activities	5	(4)
Operating expenses, excluding non-cash compensation expense	(43)	(40)
Selling, general and administrative expenses, excluding non-cash compensation expense	(2)	(4)
Segment Adjusted EBITDA	$240	$195
NGL transportation volumes increased in all major producing regions, including the Permian, North Texas, Southeast Texas, Eagle Ford, and Louisiana. Our crude pipeline, originating in Nederland and delivering into Lake Charles, also began transporting volumes in April 2016, and transported approximately 69,000 Bbls/d during the three months ended September 30, 2016.
Average daily fractionated volumes increased for the three months ended September 30, 2016 compared to the same period last year due to the ramp-up of our third 100,000 Bbls/d fractionator at Mont Belvieu, Texas, which was commissioned in late December 2015, as well as increased producer volumes as mentioned above.
Segment Adjusted EBITDA for the liquids transportation and services segment reflected an increase in gross margin as follows:

	Three Months Ended September 30,
	2016	2015
Transportation margin	$124	$109
Processing and fractionation margin	103	76
Storage margin	50	41
Other margin	3	17
Total gross margin	$280	$243
For the three months ended September 30, 2016 compared to the same period last year, Segment Adjusted EBITDA related to our liquids transportation and services segment increased due to net impact of the following:

•	an increase in transportation fees of $15 million primarily due to higher volumes transported out of the Permian and North Texas regions;

•
an increase of $27 million in processing and fractionation margin (excluding change in unrealized gains of $1 million) primarily due to the ramp-up of our third 100,000 Bbls/d fractionator at Mont Belvieu, Texas, along with higher producer volumes, primarily from West Texas;

•
an increase in storage margin of $9 million partially due to an increase in demand for leased storage capacity as a result of favorable market conditions, which increased fee-based storage revenues by $2 million. The remainder of the storage margin increase was primarily due to an increase in throughput fees, as shuttle volumes increased by 9%;

•	a decrease of $6 million in other margin (excluding increases in unrealized losses of $9 million) primarily due to fluctuating optimization opportunities at our Mont Belvieu facility;

•	an increase in operating expenses of $3 million primarily due to increased costs associated with our third fractionator at Mont Belvieu; and

•	a decrease in general and administrative expenses of $2 million due to lower capitalized overhead as a result of reduced capital spending.

Interstate Transportation and Storage

	Three Months Ended September 30,
	2016	2015
Natural gas transported (MMBtu/d)	5,385,679	5,903,285
Natural gas sold (MMBtu/d)	19,478	19,171
Revenues	$236	$248
Operating expenses, excluding non-cash compensation, amortization and accretion expenses	(76)	(78)
Selling, general and administrative expenses, excluding non-cash compensation, amortization and accretion expenses	(13)	(14)
Adjusted EBITDA related to unconsolidated affiliates	131	130
Segment Adjusted EBITDA	$278	$286

Distributions from unconsolidated affiliates	$84	$104
Transported volumes decreased 346,817 MMBtu/d on the Trunkline pipeline primarily due to lower utilization resulting from lower customer demand, a decrease of 115,926 MMBtu/d on the Sea Robin pipeline due to reduced supply as a result of producer system maintenance and overall lower production, and a decrease of 107,178 MMBtu/d on the Transwestern pipeline due to lower customer demand in the West and San Juan areas, partially offset by opportunities in the Texas Intrastate markets.
Segment Adjusted EBITDA. For the three months ended September 30, 2016 compared to the same period last year, Segment Adjusted EBITDA related to our interstate transportation and storage segment decreased due to the net effect of the following:

•
a decrease of $9 million in revenues due to contract restructuring on the Tiger pipeline, a decrease of $6 million due to lower rates on the Panhandle, Trunkline and Transwestern pipelines due to weak spreads, and a decrease of $3 million on the Sea Robin pipeline due to declines in production and third party maintenance. These decreases were partially offset by higher reservation revenues on the Transwestern pipeline of $4 million from a growth project and higher parking revenues of $2 million, primarily on the Panhandle pipeline; partially offset by

•	a decrease of $2 million in operating expenses primarily due to lower maintenance projects and lower allocated costs; and

•	a decrease of $1 million in selling, general and administrative expenses primarily due to insurance proceeds received in 2016 and lower allocated costs.
The decrease in cash distributions from unconsolidated affiliates is due to higher Citrus cash taxes.

Intrastate Transportation and Storage

	Three Months Ended September 30,
	2016	2015
Natural gas transported (MMBtu/d)	8,088,132	8,308,105
Revenues	$758	$592
Cost of products sold	586	428
Gross margin	172	164
Unrealized gains on commodity risk management activities	(7)	(4)
Operating expenses, excluding non-cash compensation expense	(43)	(43)
Selling, general and administrative expenses, excluding non-cash compensation expense	(5)	(6)
Adjusted EBITDA related to unconsolidated affiliates	15	16
Other	1	—
Segment Adjusted EBITDA	$133	$127

Distributions from unconsolidated affiliates	$13	$14
Transported volumes decreased primarily due to lower production volumes, primarily in the Barnett Shale region, partially offset by increased volumes related to significant new long-term transportation contracts.
Segment Adjusted EBITDA. For the three months ended September 30, 2016 compared to the same period last year, Segment Adjusted EBITDA related to our intrastate transportation and storage segment increased due to the net impacts of the following:

•	a decrease of $1 million in transportation fees due to lower throughput volumes;

•
an increase of $6 million in natural gas sales (excluding changes in unrealized losses of $1 million) and other primarily due to higher realized gains from the buying and selling of gas along our system;

•	a decrease of $2 million from the sale of retained fuel primarily due to lower throughput volumes;

•
an increase of $2 million in storage margin (excluding net changes in unrealized amounts of $4 million related to fair value inventory adjustments and unrealized gains and losses on derivatives), primarily driven by the timing of withdrawals and sales of natural gas from our Bammel storage cavern; and

•	a decrease of $1 million in general and administrative expenses due to lower insurance costs, as well as lower allocated overhead costs due to shared services cost savings.

Investment in Sunoco Logistics

	Three Months Ended September 30,
	2016	2015
Revenues	$2,189	$2,406
Cost of products sold	1,818	2,144
Gross margin	371	262
Unrealized (gains) losses on commodity risk management activities	16	(31)
Operating expenses, excluding non-cash compensation expense	(38)	(40)
Selling, general and administrative expenses, excluding non-cash compensation expense	(25)	(23)
Inventory valuation adjustments	(37)	103
Adjusted EBITDA related to unconsolidated affiliates	25	18
Segment Adjusted EBITDA	$312	$289

Distributions from unconsolidated affiliates	$4	$5
Segment Adjusted EBITDA. For the three months ended September 30, 2016 compared to the same period last year, Segment Adjusted EBITDA related to Sunoco Logistics increased due to the following:

•
an increase of $11 million from Sunoco Logistics’ NGLs operations, primarily attributable to increased volumes and fees from Sunoco Logistics’ Mariner NGLs projects, which includes Sunoco Logistics’ NGLs pipelines and Marcus Hook and Nederland facilities; and

•
an increase of $26 million from Sunoco Logistics’ refined products operations, primarily due to improved operating results from Sunoco Logistics’ refined products pipelines, which benefited from higher volumes on Sunoco Logistics’ Allegheny Access pipeline, and higher results from Sunoco Logistics’ refined products acquisition and marketing activities. Improved contributions from joint venture interests and Sunoco Logistics’ refined products terminals also contributed to the increase; offset by

•
a decrease of $14 million from Sunoco Logistics’ crude oil operations, primarily due to lower operating results from Sunoco Logistics’ crude oil acquisition and marketing activities, which includes transportation and storage fees related to Sunoco Logistics’ crude oil pipelines and terminal facilities, resulting from lower crude oil differentials compared to the prior year period. This decrease was partially offset by improved results from Sunoco Logistics’ crude oil pipelines which benefited from the Delaware Basin Extension and Permian Longview and Louisiana Extension pipelines that commenced operations in the third quarter 2016. Higher contributions from joint venture interests also contributed to the offset.

Retail Marketing

	Three Months Ended September 30,
	2016	2015
Revenues	$—	$1,363
Cost of products sold	—	1,149
Gross margin	—	214
Unrealized gains on commodity risk management activities	—	(1)
Operating expenses, excluding non-cash compensation expense	—	(149)
Selling, general and administrative expenses, excluding non-cash compensation expense	—	(8)
Inventory valuation adjustments	—	4
Adjusted EBITDA related to unconsolidated affiliates	83	135
Segment Adjusted EBITDA	$83	$195

Distributions from unconsolidated affiliates	$36	$—
Due to the transfer of the general partnership interest of Sunoco LP from ETP to ETE in 2015 and completion of the dropdown of remaining Retail Marketing interests from ETP to Sunoco LP in March 2016, the Partnership’s retail marketing segment has been deconsolidated, and the segment results now reflect an equity method investment in limited partnership units of Sunoco LP. As of September 30, 2016, the Partnership owns 43.5 million Sunoco LP common units, representing 45.6% of Sunoco LP’s total outstanding common units.
For the three months ended September 30, 2016, distributions from unconsolidated affiliates reflect the distributions to be received from Sunoco LP for the period. No comparable amounts are reflected in the prior period, because Sunoco LP was a consolidated subsidiary at that time.

All Other

	Three Months Ended September 30,
	2016	2015
Revenues	$956	$976
Cost of products sold	877	855
Gross margin	79	121
Unrealized (gains) losses on commodity risk management activities	1	(7)
Operating expenses, excluding non-cash compensation expense	(20)	(33)
Selling, general and administrative expenses, excluding non-cash compensation expense	(14)	(33)
Adjusted EBITDA related to unconsolidated affiliates	(20)	47
Other	23	23
Eliminations	(19)	(25)
Segment Adjusted EBITDA	$30	$93

Distributions from unconsolidated affiliates	$2	$16
Amounts reflected in our all other segment primarily include:

•	our natural gas marketing and compression operations;

•	a non-controlling interest in PES, comprising 33% of PES’ outstanding common units; and

•	our investment in Coal Handling, an entity that owns and operates end-user coal handling facilities.
For the three months ended September 30, 2016 compared to the same period last year, Segment Adjusted EBITDA decreased due to lower earnings from our investment in PES, a decrease in revenue-generating horsepower and lower project revenue from our compression operations, partially offset by a favorable variance from lower transaction-related expenses in 2016 and higher selling, general and administrative expenses in 2015.

SUPPLEMENTAL INFORMATION ON CAPITAL EXPENDITURES
(Tabular amounts in millions)
(unaudited)
The following is a summary of capital expenditures (net of contributions in aid of construction costs) for the nine months ended September 30, 2016:

	Growth	Maintenance	Total
Direct(1):
Midstream	$868	$82	$950
Liquids transportation and services(2)	1,460	14	1,474
Interstate transportation and storage(2)	138	55	193
Intrastate transportation and storage	34	11	45
All other (including eliminations)	66	32	98
Total direct capital expenditures	2,566	194	2,760
Indirect(1):
Investment in Sunoco Logistics	1,237	40	1,277
Total capital expenditures	$3,803	$234	$4,037

(1)	Indirect capital expenditures comprise those funded by our publicly traded subsidiary; all other capital expenditures are reflected as direct capital expenditures.

(2)
Includes capital expenditures related to the Bakken, Rover and Bayou Bridge pipeline projects, which includes $268 million related to Sunoco Logistics’ proportionate ownership in the Bakken and Bayou Bridge pipeline projects.

We currently expect capital expenditures for the full year 2016 to be within the following ranges:

	Growth		Maintenance
	Low	High	Low	High
Direct(1):
Midstream	$1,225	$1,275	$100	$110
Liquids transportation and services:
NGL	875	900	20	25
Crude(2)(3)	300	325	—	—
Interstate transportation and storage(2)(3)	210	250	95	105
Intrastate transportation and storage(3)	40	50	20	25
All other (including eliminations)	90	100	40	45
Total direct capital expenditures	$2,740	$2,900	$275	$310

(1)	Direct capital expenditures exclude those funded by our publicly traded subsidiary.

(2)	Includes capital expenditures related to our proportionate ownership of the Bakken, Rover and Bayou Bridge pipeline projects.

(3)	Net of amounts forecasted to be financed at the asset level with non-recourse debt of approximately $1.17 billion.
We expect total direct growth capital expenditures of approximately $1.9 billion in 2017, net of amounts expected to be financed at the asset level.

SUPPLEMENTAL INFORMATION ON UNCONSOLIDATED AFFILIATES
(In millions)
(unaudited)

	Three Months Ended September 30,
	2016	2015
Equity in earnings (losses) of unconsolidated affiliates:
Citrus	$31	$29
FEP	12	14
PES	(26)	39
MEP	9	10
HPC	8	9
AmeriGas	(2)	(2)
Sunoco, LLC	—	(13)
Sunoco LP	16	117
Other	17	11
Total equity in earnings of unconsolidated affiliates	$65	$214

Adjusted EBITDA related to unconsolidated affiliates:
Citrus	$90	$88
FEP	19	19
PES	(19)	46
MEP	22	23
HPC	15	16
Sunoco, LLC	—	53
Sunoco LP	83	81
Other	30	24
Total Adjusted EBITDA related to unconsolidated affiliates	$240	$350

Distributions received from unconsolidated affiliates:
Citrus	$50	$65
FEP	17	19
AmeriGas	3	2
PES	—	15
MEP	17	20
HPC	13	14
Sunoco LP	36	—
Other	13	21
Total distributions received from unconsolidated affiliates	$149	$156